Exhibit 4.22

DORIAN LPG (USA) LLC: Pro Forma General Agency Agreement

GENERAL AGENCY AGREEMENT
THIS GENERAL AGENCY AGREEMENT (the "Agreement") dated as of the 1st day of April, 2014, between CNML LPG TRANSPORT LLC, a limited liability company organized and existing under the laws of the Republic of the Marshall Islands (the "Owner") having its registered office at c/o Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands and Dorian LPG (USA) LLC, a limited liability company organized and existing under the laws of the State of Delaware (the "Agent"), having its principal place of business at 27 Signal Road, Stamford, Connecticut 06902.
WITNESSETH:
WHEREAS, the Owner is the owner of the Bahamian flag vessel LPGC CAPTAIN NICHOLAS M L (the "Vessel");
WHEREAS, the Owner desires that the Agent perform certain services in relation to the Vessels and the Agent is willing to render such services, on the terms and conditions hereinafter set forth;
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:
1.            Appointment of Agent. The Owner hereby appoints the Agent as the general agent of the Vessel on the terms and conditions herein provided.
2.            Acceptance of Appointment. The Agent agrees to act as such general agent and to oversee and supervise the business of the Vessel so that it is conducted in an efficient and economical manner, upon the terms and conditions herein provided and in accordance with such lawful directions as may from time to time be given to the Agent by the Owner or by persons or entities as Owner may designate in writing delivered to the Agent.
3.            Scope of Agency. Except as otherwise specifically provided herein, the Agent shall be charged with full responsibility for overseeing and supervising the management of the Vessel, including but not limited to the maintenance, repair, operation, and chartering of the Vessel.

4.            Duties of Agent. The Agent shall, on behalf of the Owner, oversee and supervise the general operation and chartering of the Vessel, and in this regard, shall have the authority to appoint on behalf of Owner, managing agent(s) or any other agents as it may deem necessary, to perform one or more of the following duties with respect to the Vessel:
(a)            soliciting and procuring of cargoes;
(b)            negotiating and executing freight or space engagements, freight contracts, bills of lading, contracts of charter and other contracts to advance the business of the Vessel;
(c)            arranging for the ordering of towboats, compliance with customs formalities, and the loading and discharging of cargoes, including negotiating and executing stevedoring contracts, manifests, freight lists, loading permits, arrival notices, delivery orders and dock receipts;
(d)            preparing and submitting of invoices in connection with the billing of freight, deadfreight, demurrage, hire or other monies under applicable contracts pertaining to the Vessel and arranging for the remission of all such amounts to the Owner and/or to such account(s) as the Owner may from time to time designate;
(e)            receiving, processing, adjusting, settling or otherwise disposing of claims arising out of or relating to the carriage of cargoes by the Vessel or the services undertaken by the Agent hereunder, including the appointment of investigators, surveyors, adjusters, attorneys and other persons in connection therewith;
(f)            preparing and filing tariffs and such other documents and reports as may be required to comply with applicable laws and regulations;
(g)            handling of the Vessel while in ports or transiting canals, either by the Agent or by agents of the Agent or any charterer of the Vessel;
(h)            storing, victualing and supplying of the Vessel;
(i)            supervising and arranging for repairing, overhauling, dry docking, cleaning and painting of the Vessel;

(j)            procuring and arranging for fuel, fresh water, port entrance and clearance, pilots, agents, consular requirements and any and all other services incidental to and required for the proper management, operation and conduct of the business of the Vessel;
(k)            preparing and issuing to shippers customary freight contracts, cargo receipts, and/or bills of lading;
(I)            arranging, in consultation with or as directed by the Owner, for the negotiation and placement of all necessary, appropriate or customary insurances in respect of the Vessel and the crew, including but not limited to Hull & Machinery Insurances and P&I Insurances;
(m)            adjusting and settling with claimants and/or underwriters and their representatives of any and all such claims as are recoverable under policies of insurance covering the Vessel;
(n)            approving, settling and paying for the owner's account all charges incurred in connection with the operation of the Vessel, including, but not limited to, canal tolls, repair charges, storing and victualing charges and port charges;
(o)            in the case of general or particular average, the Agent may appoint an adjuster and may assist in preparing the average account, arrange for proper security for the cargo's and freight's proportion of average, and in all ways reasonably possible protect the interest of the Vessel and/or the owner;
(p)            in the case of protection and indemnity insurance claims, the Agent may compromise and settle claims in conjunction with representatives of protection and indemnity insurance underwriters and make disbursements accordingly for the Owner's account, and do such other acts and execute such documents as in the Agent's judgment may be necessary and appropriate to the conduct of such responsibility.
To the extent the Agent so chooses, it may reserve to itself the responsibility for performing one or more of the foregoing duties. Notwithstanding, any appointment by the Agent of an agent under this Section, the Agent shall at all times remain responsible for the due and proper performance of this Agreement.
5.            Supervision and Oversight of Technical Management. The Owner hereby appoints the Agent, as its sole and exclusive agent, with full authority and power to supervise,

oversee and act on any and all matters and details arising out of or related to any technical management agreement that Owner may enter into from time to time in respect of the Vessel. Owner agrees to (i) apprise the Agent of each technical management agreement to which the Vessel is subject, (ii) provide a copy thereof to the Agent prior to its effective date and (iii) advise the technical manager in writing that it has delegated to the Agent pursuant to this Agreement sole and exclusive authority and responsibility to oversee, supervise and act, for and on its behalf, on any and all matters arising out of or related to such technical management agreement.
6.            Indemnity. The Owner shall indemnify, hold harmless and defend the Agent its directors, officers and employees against any and all claims and demands (including costs and reasonable attorneys' fees in defending any such claim or demand whether or not the claim or demand be found to be valid), of whatsoever kind or nature and by whomsoever asserted, for injury to persons or property and any other losses or liabilities arising out of its supervision of the management of the Vessel or the performance by the Agent of any of its obligations hereunder, provided such claims, demands, losses or liabilities are not caused, directly or indirectly, by the gross negligence or willful act or omission of the Agent, its directors, officers or employees.
The Agent shall indemnify, hold harmless and defend the Owner against any and all claims and demands (including costs and reasonable attorneys' fees in defending any such claim or demand whether or not such claim or demand be found to be valid), of whatsoever kind of nature any by whomsoever asserted, for injury to persons or property and any other losses or liabilities caused, directly or indirectly, by (i) gross negligence or willful misconduct of the Agent, its directors, officers or employees where the Agent, its directors, officers or employees did not act in a manner they reasonably believed to be in or not opposed to the best interests of the Owner or (ii) the Agent's material breach of the terms and conditions of this Agreement.
7.            Receipts and Disbursements.  In making all the disbursements required for the performance of this Agreement for the account of the Owner, the Agent shall disclose that it is acting for Owner in making each such payment and shall be reimbursed therefore in the following manner:
(a)            as from time to time may be mutually agreed, the Agent shall furnish to the Owner a statement of the normal funds required for the conduct of the business of the Vessel for a period of 45 days pursuant to this Agreement. The Owner shall furnish the Agent such funds, which shall be deposited by the Agent in a segregated account to be used for disbursements by the Agent for the purposes of this Agreement (the "Agency Account"). This Agency Account shall be established in the name of the Agent as agent for the Owner, and from time to time the Owner and the Agent shall consult to determine the amount of normal operating funds to be furnished by the Owner to the Agent for the purposes of the Agreement.
(b)            all moneys collected from time to time by the Agent on behalf of the Owner shall be deposited to the Agency Account;
(c)            the Agent shall be entitled to withdraw moneys from the Agency Account to pay the Agent's compensation and costs and expenses of the Agent provided for in Section 8 hereof;
(d)            the Agent shall render to the Owner, on such basis and timetable as may be mutually agreed, a written statement together with all supporting original invoices or documents which show all moneys received and disbursed for the account of the Owner by the Agent under the provisions of this Agreement during the preceding month. After receipt of each such statement, the Owner shall furnish the Agent with an amount sufficient to restore the balance in the Agency Account to the normal amount required for daily operations of the Vessel for a 45 day period. If any item of disbursement is questioned by the Owner, the Owner shall, within the period above provided for, reimburse the Agent for all other expenditures so reported, and shall reimburse the Agent in the amount mutually agreed upon between Agent and owner or as directed by any decision of an Arbitration Panel issued pursuant to Section 14 hereof; and
(e)            within ninety (90) days, or within such other period as otherwise may be agreed, after the end of each calendar year, the Agent shall render to the Owner a written statement, certified by a public accounting firm satisfactory to the Owner, showing all moneys received and disbursed for the account of the Owner by the Agent during such calendar year period
8.            Compensation. For the period commencing the date hereof until termination of this Agreement, the Owner shall pay to the Agent as compensation for its services under this Agreement a U.S. $         per month, adjusted from time to time mutually agreed, such amount to be payable monthly in advance on the first business day of each month. It is intended that such compensation not exceed, on an annual basis, the Agent's annual "Overhead Costs" plus five (5) percent. For these purposes, "Overhead Costs" shall mean the Agent's overhead and general administrative expenses, including salaries of officers and employees of the Agent, office rental, utilities, charges for domestic postage and pettys, local telephone calls, taxes (other than taxes, if any, paid by the Agent for the account of the Owner) and any other general administrative expenses of the Agent not directly allocable to the activities, maintenance and business of the Vessel.
9.            Books and Records.  The Agent shall keep its books, records and accounts relating to the duties to be performed under this Agreement in accordance with generally accepted accounting principles for the type of business conducted by the Agent and will require the same of any agent appointed pursuant to Section 4. The Owner or its representatives shall be entitled to audit and examine such books, records and accounts at any time upon reasonable notice to the Agent and the Agent shall ensure that the same right is available with respect to any agent appointed pursuant to Section 4 hereof.
10.            Force Majeure.  The Agent shall be under no responsibility or liability for failure to perform the provisions of this Agreement by reason of Force Majeure. The term "Force Majeure" shall mean acts of God, perils of the sea, barratry of the Master or crew, acts, requests or orders of governmental bodies, strikes, lockouts or other labor and industrial disputes, arrests or restraints of princes, rulers, governments or people, interruptions as a result of government or court orders or orders of any regulatory body having jurisdiction, acts of the public enemy, of pirates and assailing thieves, wars, riots, sabotage, embargoes, failure or inability to secure materials or labor because of priority or similar regulations of the governments or otherwise, epidemics, windstorms, lightning, earthquakes, fires, storms, floods, washouts or explosions, collisions, strandings, and other accidents to the Vessel or its machinery, and any other causes beyond the reasonable control of the Agent.
11.            Termination.  Unless earlier terminated for cause, this Agreement shall continue in effect for so long as the Vessel is owned of record by the Owner. Either party shall be entitled to terminate this Agreement, with cause, at any time. For these purposes, cause shall mean the material breach by the Owner or the Agent, as the case may be, of its obligations under this Agreement. Notwithstanding the foregoing, this Agreement shall terminate in the event and as of the date the Vessel may be declared a total or constructive total loss by underwriters, or title thereto or use thereof may be requisitioned or seized, or the Vessel may be sold. Upon termination of this Agreement, the Agent shall perform all services necessary to terminate or otherwise settle all transactions arising with respect thereto during the period of this

Agreement, and the Agent shall be entitled to reimbursement of all expenses of winding up the business of the Vessel. Compensation for all such additional services as a result of such termination shall, unless otherwise agreed by the parties hereto, be at the same rate as provided in Section 8 above.
Within ninety (90) days after termination of this Agreement, the Agent shall submit a final accounting of funds received and disbursed under this Agreement, prepared and certified by an independent certified public accountant satisfactory to the owner, and any undisbursed funds of the Owner then in the possession of the Agent, less any sum properly due to the Agent hereunder, shall be promptly repaid to the Owner. If such accounting shows a balance due from the Owner to the Agent in excess of any funds then in the possession of the Agent, the Owner shall promptly pay such balance to the Agent.
12.            Owner's Right to Sell.  Should Owner wish to dispose of or sell any Vessel covered by this Agreement, Owner shall give Agent at least three (3) months notice of the intended transfer and such Vessel shall be removed from the terms hereof, effective as of the date of transfer.
13.            Other Services.  If requested by the Owner and agreed to by Agent, the Agent will furnish other, further, and different services in connection with or in respect of the Vessel, which are not normally considered by the trade to be among the duties of a general agent of a vessel, on such basis and terms and for such compensation as may be mutually agreed.
14.            Arbitration.  If any dispute should arise in connection with the interpretation and/or fulfillment of this Agreement, the same shall be decided by arbitration in the City of New York and shall be referred to three arbitrators, each party appointing one Arbitrator with the third to be designated by the two so chosen. If either of the appointed Arbitrators refuses or is incapable of acting, the party who appointed him shall appoint a new Arbitrator in his place. If one party (the "defaulting party") fails to appoint an Arbitrator - either originally or by way of substitution - for two weeks after the other party has appointed his arbitrator and has sent the defaulting party notice thereof, then the Arbitrator so appointed shall appoint an Arbitrator on behalf of the defaulting party and the two so chosen shall designate the third Arbitrator as provided above.
Such arbitration shall be the exclusive method of resolving differences and disputes between the parties. The award rendered by the Arbitration Panel shall be final and binding upon the parties without benefit of appeal, even as to matters of law, and may if necessary be enforced by any court of competent jurisdiction.
15.            Agent's Signature on Behalf of Owner. Any correspondence sent by Agent on behalf of Owner or any agreements or contracts executed by Agent on behalf of Owner should be signed by the Agent as follows:

CNML LPG TRANSPORT LLC

By Dorian LPG (USA) LLC, as

General Agent

By	/s/ John C. Lycouris
(Authorized Signatory)

16.            Governing Law, Amendment and Assignment. This Agreement shall for all purposes be construed and interpreted in accordance with the laws of the State of New York. Neither this Agreement nor any provision hereof may be amended, modified, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of such amendment, modification, waiver, discharge or termination is sought. This Agreement may not be assigned, in whole or in part, either by the Agent or the Owner, without the prior written consent of the other.
17.            Notices.  Any and all notices provided for hereunder shall be properly given if addressed and delivered by hand or sent by first class mail, postage prepaid or courier to the relevant address first indicated above or at such other address as either party may specify in writing to the other party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives as of the day and year first above written.

CNML LPG TRANSPORT LLC

By	/s/ Theodore Young
Name: Theodore Young
Title: President

DORIAN LPG (USA) LLC

By	/s/ John Lycouris
Name: John Lycouris
Title: CEO

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